Exhibit 10.1

Between the company
Delphi Deutschland GmbH
Delphiplatz 1, 42119 Wuppertal
- called "Delphi" in the following paragraphs -
and
Mr David Paja
- called "employee" in the following paragraphs -
the following

Authorized English Contract Translation

is agreed upon:

1.         Duties and responsibilities

1.1	Starting on a date to be mutually agreed upon in 2017, Mr. David Paja shall be employed in the capacity as President, Electronics & Safety. The place of work is Wuppertal, Germany.

1.2	The company is entitled to modify the nature and scope of the employee's duties and/or to assign other, reasonable and acceptable duties or a different place of work to him within the Company.

2.        Work hours

The current general company agreements and requirements determine the work hours and time schedule.

3.        Salary

3.1	In consideration of the services of the employee, starting with the hire date, he shall be paid an annual gross salary of

USD $525,000 (to be converted to Euro based on the foreign exchange rate on the date of hire)

It shall be paid out monthly in Euro in twelve equal installments, less applicable statutory deductions.

In addition to the gross salary the employee will be eligible for Annual Incentive Plan (AlP) target of 85% of base salary. The target has the potential to payout in a range of 0 - 200% depending on the company's performance. The actual amount the employee will receive is adjusted depending on the company's and the employee's individual performance, as appropriate. In 2017, the employee will be eligible for a guaranteed AlP payout at the greater of actual or target payout. Please note that the "AlP" can be stopped by Delphi at any time or the rules of such plan can be changed at any time by Delphi. The resulting benefits to the employee do not establish a legal claim for subsequent years.

The 2017 annual long term incentive (LTI) target will be USD $1,400,000. This is an equity award granted annually in February and denominated 75% in performance-based restricted stock units (PRSUs) and 25% in time-based restricted stock units (RSUs). The PRSU award is paid out based on Delphi's performance against metrics, which currently include Average Return on Net Assets (weighted at 50%), Cumulative Net Income (weighted at 25%), and Relative Total Shareholder Return (weighted at 25%). The PRSUs vest at the end of the third calendar year and will be distributed as soon as possible following confirmation of the company's performance against the metrics. The time-based RSUs vest ratably over three years beginning on the one-year anniversary of the grant. The terms of each LTl grant are governed by the terms of the agreement that are provided with each grant.

In the event the employee is not on the payroll on the date of the 2017 LTI grants, the full year 2017 grant value will be awarded on the next grant date, June 2017. Participation in the Long Term Incentive Plan is conditioned upon the signing of a non-compete/non interference agreement. Please note that the Long Term Incentive Plan can be stopped by Delphi at any time or the rules of such plan can be changed at any time by Delphi. The resulting benefits to the employee do not establish a legal claim for subsequent years.

3.2
Sign-On Considerations: In recognition that the employee will forfeit certain annual and long-term incentive payouts, and are subject to repayment of a sign-on bonus from the employee's current employer, Delphi will provide the following:

•	Specific to the annual incentive payout from the employee's most recent employment, provide a one-time cash payment equivalent to USD $390,000 to be paid within 30 days of hire.

•
Specific to equity grants that vest in February 2017 from the employee's most recent employment, provide a one-time cash payment in Euro equivalent to the value of the shares that would have otherwise vested in February 2017, applying a share price methodology equal to the average closing price for 10 days prior to the employee's last day of employment.

•
Specific to all other unvested equity grants from the employee's most recent employment, provide equivalent value in Delphi time-based RSUs to be granted in February 2017 and vesting in February 2018, 2019 and 2020.

•	All cash payments outlined as "Sign-On Considerations" are subject to recoupment in full in the event the employee voluntarily resigns prior to completion of 24 months of employment.

3.3	Work overtime exceeding the normal working hours shall be deemed to be compensated by the monthly salary.

3.4	Claims from this employment relationship, especially demands for compensation, can only be ceded or pawned with written approval from Delphi.

3.5	The direct deposit of the salary occurs on the last working day of each month. The salary amount is confidential and should not be discussed with third parties.

4.        Expatriate provisions

Delphi will provide the employee with benefits according to the expatriate program; the specific provisions will be contained in a supplemental document.

5.        Company car

The company shall provide the employee with a company car (Personally Assigned Car), which can also be used for private purposes pursuant to the Delphi rules currently applicable to company cars.

6.        Parallel activities

The acceptance of parallel activities, including but not limited to active participation in other companies, membership or participation in supervisory bodies of other corporations as well as assumption of honorary offices in economic associations requires the Company's explicit prior consent. The same applies regarding the direct or indirect investment in a different company, if the employee can directly influence the business relationship to this company due to his position or activity at Delphi.

7.        Travel expenses

For business travel the expenses shall be reimbursed within the scope of the relevant applicable travel regulation.

8.        Protection of interests / confidentiality

8.1
The employee shall conscientiously execute all tasks assigned to him, follow the internal directions and protect the interests of Delphi. He shall especially pay attention to the conduct guidelines of the company and ensure that they are observed.

8.2	Presents or advantages that have a reference/connection to business activities are not allowed to be received I kept, as far as they are not of minor nature.

8.3
The employee is bound by a confidentiality obligation regarding all company matters - apart from in his business capacity during fulfillment of his responsibilities for Delphi - that he may become aware of in connection with his services, notably business and company secrets like production programs and methods, inventions and patent applications, which have not been published yet.

8.4
The employee does not have the right to record or copy business matters or documents for private use. The employee agrees that he will return all company possessions and documents at the time of his exit, at the latest.

8.5	Publications and speeches require prior consent by Delphi to the extent that they affect company interests or touch on business areas.

9.        Employee inventions / Improvement suggestions

9.1	For the duration of the employee contract, Delphi has to be informed of any inventions by the employee. The employee agrees that his inventions are utilized by Delphi.

9.2	Furthermore, the legal and business guidelines apply to the treatment of inventions.

9.3	The most current company policies apply to improvement suggestions.

10.        Vacation

10.1	The employee shall be entitled to paid annual leave of 30 working days.

10.2	The employee's vacation requests shall be taken into consideration in accordance with operational requirements. Additionally, the current legal and company policies apply.

11.        Prevented work attendance

11.1	The employee is obligated to immediately inform - if necessary by phone - when he is unable to attend work and what the reason and expected duration of his absence is.

11.2
If the employee is absent from work due to illness for more than 3 calendar days, he has to provide a medical certificate of (temporary) disability about the disability to work and the expected duration. If the duration of the disability/illness is longer than the certificate states a new certificate has to be provided immediately.

11.3
For illness through no fault of one's own the monthly gross salary will continue to be paid for the duration of 6 weeks. For illnesses that exceed that time, Delphi pays the employee the amount that is the difference between the illness pay of the public health insurance and the last net salary. This offsetting payment will be paid for a maximum of 3 months. The employee becomes eligible for this offsetting payment after 1 year of service time. Delphi has the right to seek a medical examination at his own expense.

12.        Compensation payment in case of death

In case of the employee's death during the active service period, the spouse - or if she is no longer alive, the dependents, insofar as they were entitled to support by the deceased - receives the salary for the month of death as well as two, after 10 years of service for three more months.

13.        Probationary period

The probationary period is 6 months. During this period the notice period is 1 month to the end of the month for both parties.

14.        Termination of the employment

14.1
The notice period on both sides is 6 months to the end of the month. The contract ends at the end of the month in which the employee reaches regular retirement age without requiring a separate notice of termination.

14.2	The termination has to be in written form.

14.3	Delphi has the right to release the employee from work during the notice period with continued payment of remuneration, and taking into account any remaining vacation.

15.        Insurance

The Company maintains a group insurance plan for the employee as follows:

Liability insurance up to 2.300.813 € for personal and material damages

Accident

	306.775€	in the event of death
Up to	613.550€	in the event of disability
Up to	51€	daily allowance

The amount paid by the insurance will double for international flights.

Passenger insurance (with Company Car)

	12.782€	in the event of death
Up to	25.565€	in the event of disability
Up to	13€	daily allowance

The insurance will terminate on the day the employee leaves the Company.

16.        Health care

16.1	The Company will pay once a year for physical exam. Time for the exam will be considered as working time.

16.2	The employee and his eligible dependents will be placed on an International Health Care Plan. However, you have to use utilize you state provided benefits before this plan.

17.        Cut-off period

17.1
All claims arising from the employment relationship must be made in writing within 3 months after the due date, but not later than 3 months after termination of employment. Claims that are not claimed within this period must be forfeited.

17.2	If the claim failed, the forfeiture does not occur if the claim is sued within a period of 3 months after the rejection by the opposite side.

18.        Additional agreements

18.1	Changes and additions of the employment contract must be in writing.

18.2	Unless otherwise agreed in the employment contract, the company regulations are applied in their current valid version.

18.3	By signing this employment contract all previous regulations are voided, unless expressly agreed otherwise above.

19.        Privacy statement

Delphi is a global company with headquarters in the United States of America. For purposes of global human resources administration, planning, development and career planning personnel data is exchanged as necessary between the Delphi legal entities, including outside of Germany and Europe.

For human resources administration personnel data required for the purpose of creation of income certificates and travel expenses is passed to external bodies / service providers.

The electronic photo stored for the creation of the employee's entry badge is also used for the creation of organization charts that are passed on within the Delphi Group and presented at customer presentations. The photo is also passed on as part of personnel and career planning programs within the company / group.

In due course, the personal data of employees with specific leadership or professional qualifications are stored in a career database (high potential) for the purpose of personnel planning.

Wuppertal, 21.12.2016

Delphi Deutschland GmbH

The contents of this Authorized English Contract Translation constitute the agreed upon terms, conditions and compensation offered by Delphi under the authority of Susan M. Suver, Senior Vice President and Chief Human Resources Officer and accepted by Mr. David Paja, as signed below.

Susan M. Suver	Date

David Paja	Date